EXHIBIT 99.1



July 7, 1995



PERSONAL AND CONFIDENTIAL


Board of Directors
American Maize-Products Company
250 Harbor Drive
Stamford, Connecticut 06902

Dear Gentlemen:

         On behalf of Eridania Beghin-Say, S.A. ("EBS"), I am pleased to submit a proposal which would result in the shareholders of American Maize-Products Company (the "Company") receiving $40 per share in cash for each outstanding share of common stock of the Company pursuant to a merger of the Company with Cerestar USA, a subsidiary of EBS. The proposed $40 per share consideration is equivalent to the consideration provided in the agreement and Plan of Merger entered into on February 22, 1995 by the Company, EBS and Cerestar USA, Inc. (the "Prior Merger Agreement"). EBS is prepared in connection with this proposal to enter into the attached form of Agreement and Plan of Merger (the "Merger Agreement"), which contains substantially the same terms and conditions as were contained in the Prior Merger Agreement.

         In connection with this proposal, EBS has entered into the attached letter agreements with Mr. William Ziegler, III, and the trustees of certain trusts for the benefit of the Ziegler family (the "Ziegler Parties") and Mrs. Helen Z. Steinkraus and the trustees of certain trusts for the benefit of the Steinkraus family (the "Steinkraus Parties"), respectively. These letter agreements provide that in connection with the execution of the Merger Agreement and the consummation of the merger contemplated thereby, the Ziegler Parties and the Steinkraus Parties will sell all of their shares of GIH Corp. ("GIH") to a subsidiary of EBS for a price calculated based on an underlying value of $40 for each share of common stock of the Company owned by GIH. Additionally, the letter agreement with the Ziegler Parties provides that EBS will cause American Maize, subsequent to the merger of American Maize and a subsidiary of EBS, to sell 88% of the common stock of Swisher International, Inc. to the Ziegler Parties for $165 million.


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         We expect to move  expeditiously in connection with this proposal,  and we and our legal and financial advisors are prepared to meet with you or your representatives and advisors at your earliest convenience. Accordingly, we ask that you respond to this proposal as soon as possible.

                                   Very truly yours,



                                   /s/ Stefano Meloni
                                   Stefano Meloni


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